Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated April 27, 2018, is between Amesite Inc. (the “Company”) and Ann Marie Sastry PhD. (“Executive”).

1.	Position and Responsibilities

a.    Position. Executive is employed by the Company to render services to the Company in the position of Chair, President and CEO. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

b.    Other Activities. Except upon the prior written consent or approval of the Board of Directors of the Company (the “Board”), Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Notwithstanding the foregoing, Executive may serve on up to two boards of directors (or advisory boards), without the consent of the Board; provided that such services (x) are not competitve to the Company, (y) are not provided to an entity competitive to the Company and (z) do not create a conflict of interest. Executive shall disclose the names of the boards to the Company.

c.    No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	Compensation and Benefits

a.    Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.    Bonus. Executive shall be eligible for a bonus of up to $200,000 for the year ending June 30, 2019 based upon achievement of the following objectives:

(1)       Execute contracts for two (2) customers with the Company;

(2)       Design Amesite platform;

(3)       Design courses for the platform;

(4)       Launch Amesite platform; and

(5)       Launch (2) courses.

The determination of achievement of each of these objectives shall be made by the Board of Directors and the bonus for each objective shall be paid no later than 2 weeks from the board meeting that recognizes the completion of each objective on a case by case basis, but in no event later than April 15, 2019. For following fiscal years, Executive shall be entitled to bonus compensation in an amount up to 100% of her Base Salary if Executive meets or exceeds bonus milestones established by the Board in consultation with Executive. For following fiscal years, Executive shall be entitled to a cash bonus of up to 100% for mutually agreed upon milestones established with the Board; and mutually agreed upon commission (i.e., 5%) for any and all revenue generated by efforts of the CEO for Company subject to mutually agreed upon financials of Company.

c.    Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion, provided, that life insurance shall be included.

d.    Stock Options. Executive will be eligible to participate in the Amesite Equity Incentive Plan (the “Plan”), subject to the discretion and approval of the Board. Any options or other equity incentives shall vest in accordance with the Plan and any related award agreements (collectively with the Plan, the “Award Documents”); provided, however, that any issued awards shall fully vest upon a change in control (as defined under the Award Documents).

e.    Paid Time Off. Executive shall be entitled to receive paid time off in accordance with the policies of the Company in effect from time to time.

f.     Equipment. The Company shall provide to Executive, or reimburse the Executive for the cost of, a cellular smartphone, laptop computer and any other equipment reasonably necessary for Executive to perform the duties and responsibilities under this Agreement.

g.    Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies in existence from time to time.

3.	At-Will Employment; Termination By Company

a.    At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, upon thirty (30) days prior written notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

b.    Severance. Except in situations where the employment of Executive is terminated For Cause or by death, in the event that the Company terminates Executive’s employment at any time, Executive will receive (i) an amount equal to twelve (12) months of the Executive’s then-current Base Salary, payable in the form of salary continuation (“Severance” and such period, the “Severance Period”) and (ii) if Executive timely elects COBRA continuation coverage, the Company will pay the cost of continuation coverage for Executive and her eligible family members under the Company’s group health plan until the earlier of (A) the end of the Severance Period, and (B) the date Executive become covered under another employer’s group health plan. Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause or by death or if Executive’s employment is terminated by Executive without Good Reason (as defined in Section 5.b. below).

4.	Other Terminations By Company

a.    Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive is convicted of or pleads no contest to a felony crime involving fraud, theft or embezzlement agaist the Company; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a documented pattern of failure to perform job duties diligently and professionally, provided that Executive receives written notice of such failures and first receives a corrective plan of action pescribing an opportunity to cure such performance issues. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

b.    By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.    By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease, subject to the Severance obligations set forth in Section 3.b. above. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

5.	Termination By Executive

a.    At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon two weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the two week notice period. Thereafter all obligations of the Company shall cease.

b.    Termination for Good Reason After Change of Control. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within thirty days of the event constituting Good Reason and provides the Company with a period of twenty days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the consent of Executive: (A) a change in Executive’s position with the Company which materially reduces Executive's level of responsibility; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than fifty miles. In any such event, Executive may terminate her employment for Good Reason, in which case Executive will receive (i) an amount equal to twelve (12) months of the Executive’s then-current Base Salary, payable in the form of salary continuation (“Good Reason Severance” and such period, the “Good Reason Severance Period”) and (ii) if Executive timely elects COBRA continuation coverage, the Company will pay the cost of continuation coverage for Executive and her eligible family members under the Company’s group health plan until the earlier of (A) the end of the Good Reason Severance Period, and (B) the date Executive become covered under another employer’s group health plan. Executive’s eligibility for Good Reason Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Thereafter all obligations of the Company or its successor under this Agreement shall cease.

6.	Termination Obligations

a.    Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.    Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c.    Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6, 7, and 8 herein (including Exhibits B and C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

7.	Inventions and Proprietary Information; Prohibition on Third Party Information

a.    Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Company’s At-Will Employment, Confidentiality Information, Invention Assignment and Arbitration Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”). To the extent any of the terms and conditions of the Proprietary Information Agreement are inconsisent with the terms of this Agreement, the terms of this Agreement shall control.

b.    Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

8.	Arbitration

Executive agrees to be bound by the terms of the arbitration provisions in the Proprietary Information Agreement.

9.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.	Assignment; Binding Effect

a.    Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.    Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

205 E. Washington St., Suite B

Ann Arbor, MI 48104

Executive’s Notice Address:

*************

12.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.	Taxes

All amounts paid under this Agreement (including without limitation Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.

14.	Governing Law AND VENUE

This Agreement is deemed to have been executed in the State of Michigan and shall be construed and enforced in accordance with the laws of the State of Michigan, without regard to its conflict of laws principles. The parties consent to the exclusive jurisdiction of the courts in the State of Michigan, County of Washtenaw, or, if jurisdiction is proper, in the United States District Court for the Eastern District of Michigan and agree that any proceeding in connection with any claim or dispute relating to this Agreement shall be conducted in such courts, and waive any defense of lack of personal jurisdiction or improper or inconvenient venue.

15.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The terms related to intellectual property are set forth in the Proprietary Information Agreement but as provided in Section 7.A the terms of this Agreement shall control in the event of any inconsistency. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	Executive AcknowledgEment

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

[Company]:	[Executive]:

By: /s/ Richard Ogawa	/s/ Ann Marie Sastry
Name

Title: Member of the Board of Directors